Exhibit 99.1

          Cost-U-Less Secures $6 million Credit Line with Wells Fargo.

Preston, WA, April 10, 2003

Cost-U-Less, Inc. (the "Company") (Nasdaq: CULS) today announced it has established a $6 million working capital line of credit with Wells Fargo Business Credit, Inc., a subsidiary of Wells Fargo & Co. The term of the facility is for three years and will replace the existing line of credit facility with Bank of America.

"Wells Fargo is a world class financial institution and we look forward to a long lasting relationship. The caliber of their management team will be an added benefit to Cost-U-Less as we look beyond our basic banking requirements," said
J. Jeffrey Meder, the Company's President and CEO. "They have a strong national and international reach, which complements our business needs very well."

Overall relationship coordination as well as treasury management and Internet banking services will come from Wells Fargo Bank's Bellevue-based commercial banking office.

Excluding its Dededo store in Guam, Cost-U-Less currently operates ten stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles
(2), Hawaiian Islands (2), California (1), Guam (1), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, without limitation; future market opportunities for existing and planned products and services; our small store base; the mix of geographic and product revenues; relationships with third parties; litigation; our ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company's filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-222-5022 x141